Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-156700

PROSPECTUS SUPPLEMENT DATED JUNE 9, 2009
(To Prospectus Supplement dated May 21, 2009 and Prospectus dated January 13, 2009)

18,454,313 Shares

Huntington Bancshares Incorporated

Common Stock

Pursuant to our Discretionary Equity Issuance Program commenced on May 21, 2009 (the “Program”), we sold, through Goldman, Sachs & Co. (“Goldman Sachs”), as our sales agent, an aggregate of 18,454,313 shares of our common stock, par value $0.01 per share, for an aggregate sales price of $75,867,770.08. We suspended the Program in connection with the commencement of our underwritten common stock offering on June 3, 2009. On June 9, 2009, contemporaneously with the completion of the underwritten offering, we terminated the Equity Distribution Agreement, dated May 21, 2009 with Goldman Sachs (the “Equity Distribution Agreement”) and, as a result, the Program was terminated. Shares of our common stock issued under the Program were sold pursuant to the Equity Distribution Agreement, which was filed as an exhibit to a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “Commission”) on May 21, 2009 and is incorporated herein by reference.

Shares of our common stock issued pursuant to the Equity Distribution Agreement were sold through ordinary brokerage transactions and transactions in which a broker solicited purchasers.

Our common stock is quoted on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “HBAN”. The last reported sale price of our common stock on NASDAQ on June 8, 2009 was $4.11.

Gross Proceeds to Huntington Bancshares Incorporated	$75,867,770.08
Commissions to Goldman, Sachs & Co.	$1,517,355.40

Net proceeds to Huntington Bancshares Incorporated(1)	$74,350,414.68

(1)	Excludes expenses other than commissions to Goldman, Sachs & Co. We have estimated such expenses to be approximately $350,000 in the aggregate.

This prospectus supplement adds to, updates and changes information in, and should be read in conjunction with, the prospectus filed with the Commission on January 13, 2009, as part of our Registration Statement on Form S-3ASR (File No. 333-156700), and the prospectus supplement dated May 21, 2009.

These shares of our common stock are not savings accounts, deposits or other obligations of any bank or non-bank subsidiary of ours and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement, the prospectus supplement dated May 21, 2009 or the prospectus dated January 13, 2009. Any representation to the contrary is a criminal offense.

Goldman, Sachs & Co.

Prospectus Supplement dated June 9, 2009